EXHIBIT 21.1

NAME OF SUBSIDIARY                       JURISDICTION OF INCORPORATION
------------------                       -----------------------------

Actar Airforce, Inc.                             Canada

Breas Medical AB                                 Sweden

Marquest Medical Products, Inc.                  Colorado

National Sleep Technologies, Inc.                Maryland

The Validation Group, Inc.                       New Jersey

Thomas Medical Products, Inc.                    Pennsylvania

Vital Pharma, Inc.                               Florida

Vital Signs California, Inc.                     California

Vital Signs Limited                              United Kingdom

Vital Signs MN, Inc.                             Minnesota

Vital Signs Export, Inc                          Barbados

                                29